Exhibit 99.1

          Versata Announces Results for Fourth Quarter 2003;
                  Outlines New Direction for Growth

    OAKLAND, Calif.--(BUSINESS WIRE)--Dec. 4, 2003--Versata, Inc. (Nasdaq: VATA), a provider of software and services that automate the development and deployment of business applications that power enterprises, today released its results for the fourth quarter and fiscal year ended October 31, 2003.
    Total revenue for the quarter ended October 31, 2003 was $3 million, up 8% from the quarter ended July 31, 2003. Revenue for the fiscal year ended October 31, 2003 was $15.3 million, as compared to $20.2 million for fiscal year 2002.
    The non-GAAP net loss was $2 million or $0.26 per share for the quarter ended October 31, 2003, compared to $1.4 million or $0.19 per share for the quarter ended July 31, 2003. Non-GAAP net loss for the fiscal year ended October 31, 2003 was $4 million or $0.54 per share as compared to $6.3 million or $0.89 per share for fiscal year 2002.
    On a GAAP basis, the net loss for the fourth quarter 2003 was $4.7 million or $0.61 per share, compared to $3.8 million or $0.51 per share for the quarter ended July 31, 2003. For the fiscal year 2003, net loss on a GAAP basis was $10.8 million or $1.46 per share, compared to $11.2 million or $1.58 per share for fiscal year 2002.
    Fourth quarter software license revenue was $774 thousand, an increase of 59% from $487 thousand in the quarter ended July 31, 2003. As a percent of total revenue, software license revenue increased to 26% in the fourth quarter from 18% in the third quarter. Software license revenue for the fiscal year 2003 was $5.8 million compared to $6.6 million for the fiscal year 2002.
    Versata ended the fourth quarter 2003 with $13.8 million in cash and short-term investments. The reduction in cash and short-term investments of $2.2 million for the fourth quarter compares to a reduction in cash and short-term investments of $501 thousand for the quarter ended July 31, 2003. The reduction in cash and short-term investments for fiscal year 2003 was $3 million compared to $8.1 million for fiscal year 2002.
    "This past year Versata has been focused on expense management and improving satisfaction within our existing customer base," said Alan Baratz, President and CEO, Versata. "Going forward, we will focus on strengthening our value proposition and driving growth."

    Driving Growth

    To date, Versata's primary value proposition and sales focus has been on cheaper and faster J2EE application development. The company believes there is an ongoing opportunity in that area, particularly as it introduces new platform capabilities, such as auditing functionality to allow developers to rapidly deliver applications that support stringent compliance requirements.
    However, Versata sees a larger market opportunity related to enabling easily configurable solutions that can be continuously adapted to meet changing business conditions and regulatory pressures. This entails providing customers with not only the Versata platform, but also the core business rules that enable specific solutions.
    Versata has identified a number of solution areas addressing significant enterprise pain points where the company's unique capabilities can be leveraged. These areas include HIPAA compliance in the healthcare industry, USA PATRIOT Act compliance in the financial services industry, and Sarbanes-Oxley Act implementations across a broad commercial base in the United States. Rather than providing a complete solution in any one of these areas, Versata will provide a business rules based data management platform that can enable and simplify all of them.
    Versata believes it has a significant competitive advantage in this arena derived from the combination of its rules technology and existing customer experience in these solution areas. The company's initial focus will be on selling into the financial services industry with product functionality rolling out over the course of the coming year.

    Non-GAAP Financial Measures (Regulation G)

    Versata uses both GAAP and non-GAAP financial measures to report its financial results. Management believes that these non-GAAP financial measures provide an additional tool for investors to evaluate on-going operating results and trends excluding certain items. Versata has historically included non-GAAP financial measures when reporting to the investment community and therefore believes the inclusion of certain non-GAAP financial measures provides consistency and comparability with past financial reports. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures used within our earnings press release exclude expenses for: stock-based compensation, amortization of intangibles and restructuring and other. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as provided in financial tables attached.

    Quarterly Conference Call

    Versata, Inc. will host its quarterly conference call, open to all interested parties, at 2:00 pm Pacific Time or 5:00 pm Eastern Time, on Thursday, December 4, 2003. The call will be broadcasted over the Internet at www.versata.com.

    About Versata

    For organizations that are challenged with building large-scale, transaction-intensive applications driven by human and automated workflows, Versata provides software and services for custom system development. Like some application development products, Versata provides a design environment utilizing high-level modeling and code generation, integration with modeling tools, code editors, and testing tools. Unlike most of these, Versata provides a proven deployment platform with integrated process and transaction engines for workflow and business rules execution with specific functionality for large volumes of transactions with stringent performance and scalability requirements. Versata's approach enables organizations to create and change business systems faster, lower development and maintenance costs, and meet the stringent demands of their customers.
    Versata Global 2000 customers include American Management Systems, British Telecommunications, J.P. Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit www.versata.com or call (800) 984-7638.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company's expectations, beliefs, hopes, intentions or strategies including without limitation; strengthening the Company's value proposition and driving growth; the expected timeline for rolling out the functionality for the new strategic direction; and Company's expected date and time for announcing the results for the fiscal fourth quarter ended December 31, 2003. These statements are not guarantees of future performance and actual results could differ materially from Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to succeed with the new strategic direction; inability to increase revenue; unforeseen technical difficulties with the new product functionality; market acceptance of the Company's new strategic direction and product solutions; and date and/or time for the announcement changing due to unforeseen factors and other risks detailed in the Company's Annual Report filed on Form 10-K, registration statement and periodic reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.
    Versata is trademark of Versata, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.


                             VERSATA, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND NET LOSS
                 (In thousands, except per share data)

                            Three Months Ended     Twelve Months Ended
                                 Oct. 31,                Oct. 31,
                             2003        2002        2003       2002
                         ----------- ----------- ----------- ---------
                         (Unaudited) (Unaudited) (Unaudited)
Revenue:
Software license               $774      $1,456      $5,847    $6,620
Maintenance and Support       1,341       1,495       5,820     5,766
Professional Services           838       1,627       3,595     7,774
                         ----------- ----------- ----------- ---------
Total revenue                 2,953       4,578      15,262    20,160
                         ----------- ----------- ----------- ---------

Cost of revenue:
Software license                 18          35         218       204
Maintenance and Support         455         407       1,635     1,452
Professional Services           810       1,347       3,364     6,287
                         ----------- ----------- ----------- ---------
Total cost of revenue         1,283       1,789       5,217     7,943
                         ----------- ----------- ----------- ---------

                         ----------- ----------- ----------- ---------
Gross profit                  1,670       2,789      10,045    12,217
                         ----------- ----------- ----------- ---------

Operating expense:
Sales and marketing           1,128       1,642       5,516     8,690
Product development           1,382       1,419       5,292     5,525
General and
 administrative               1,130         783       3,312     4,619
Stock-based compensation        268         276         856     1,042
Amortization of
 intangibles                    500         473       1,973     1,961
Restructuring and other       1,974         559       3,945     1,875
                         ----------- ----------- ----------- ---------
Total operating expense       6,382       5,152      20,894    23,712
                         ----------- ----------- ----------- ---------

Loss from operations         (4,712)     (2,363)    (10,849)  (11,495)
Interest income, net             51          86         233       420
Other non-operating, net         20         (12)         29      (120)
                         ----------- ----------- ----------- ---------
Loss before provision
 for taxes                   (4,641)     (2,289)    (10,587)  (11,195)
Provision for taxes             (70)          -        (230)        -
                         ----------- ----------- ----------- ---------
Net loss                    $(4,711)    $(2,289)   $(10,817) $(11,195)
                         =========== =========== =========== =========

Basic and diluted net
 loss per share              $(0.61)     $(0.32)     $(1.46)   $(1.58)

Weighted-average common
 shares outstanding           7,679       7,185       7,434     7,064
                         =========== =========== =========== =========

Non-GAAP net loss:
Net loss                    $(4,711)    $(2,289)   $(10,817) $(11,195)
Add:
Stock-based compensation        268         276         856     1,042
Amortization of
 intangibles                    500         473       1,973     1,961
Restructuring and other       1,974         559       3,945     1,875
                         ----------- ----------- ----------- ---------
Non-GAAP net loss           $(1,969)      $(981)    $(4,043)  $(6,317)
                         =========== =========== =========== =========

Basic and diluted non-
 GAAP net loss per share     $(0.26)     $(0.14)     $(0.54)   $(0.89)


                             VERSATA, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                    Oct. 31,  Oct. 31,
                                                      2003      2002
                                                  ----------- --------
                                                  (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                            $8,089   $12,287
Short-term investments                                5,693     4,478
Accounts receivable, net                              1,917     3,153
Unbilled receivables                                      -       195
Prepaid expenses and other                              411       989
                                                  ----------- --------
Total current assets                                 16,110    21,102
                                                  ----------- --------

Restricted cash                                       4,781     5,261
Property and equipment, net                           2,098     3,877
Intangibles, net                                          2     1,994
Other assets                                            129       122
                                                  ----------- --------
Total assets                                        $23,120   $32,356
                                                  =========== ========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                        $346     $750
Accrued liabilities                                    2,070    3,740
Current portion of accrued restructuring and
 other                                                 1,862    1,037
Current portion of deferred revenue                    3,897    3,848
Current portion of long term debt                          -      134
                                                  ----------- --------
Total current liabilities                              8,175    9,509
                                                  ----------- --------

Accrued restructuring and other, less current
 portion                                               4,206    1,104
Deferred revenue, less current portion                   934    1,649
Long term debt, less current portion                       -      158
                                                  ----------- --------
Total liabilities                                     13,315   12,420
                                                  ----------- --------

                                                  ----------- --------
Stockholders' equity                                   9,805   19,936
                                                  ----------- --------

                                                  ----------- --------
Total liabilities & stockholder's equity             $23,120  $32,356
                                                  =========== ========


    CONTACT: Versata
             Shannon Lynd, 510-628-1143 (Media inquiries) publicrelations@versata.com
             Will Frederick, 510-628-1108 (Investor relations) will_frederick@versata.com